Exhibit 99.1

May 19, 2014 12:00 UTC

Simulations Plus Announces Agreement with License Provider

Company Buys Out Perpetual Royalty Agreement

LANCASTER, Calif.--(BUSINESS WIRE)-- Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of simulation and modeling software for pharmaceutical discovery and development, today announced that it has entered into a Termination and Non-Assertion Agreement (the “Agreement”) with TSRL, Inc., a Michigan corporation (“TSRL”). Under the terms of the Agreement, the Company and TSRL agreed to terminate that certain Exclusive Software Licensing Agreement dated June 30, 1997 (the “License Agreement”), under which TSRL licensed to the Company certain Software Technology and Databases (as defined in the License Agreement), and pursuant to which the Company paid royalties to TSRL.

Pursuant to the Agreement, TSRL has relinquished any rights and claims to any GastroPlus™ Products (as defined in the Agreement), and to any claims to royalties or other payments under the License Agreement. Pursuant to the Agreement, the Company agreed not to assert any claims against TSRL or its affiliates on account of the development, marketing, sale or use by TSRL or its affiliates of any content licensed by TSRL to the Company pursuant to the License Agreement, provided that the foregoing does not apply to any development, marketing, sale or use of GastroPlus Products by TSRL, its affiliates, licensees, or direct or indirect customers or distributors.

Under the Agreement, the Company will pay TSRL total consideration of $6 million as follows:

•	by May 20, 2014, $3.5 million, comprised of cash in the amount of $2.5 million and the issuance of $1 million worth of the Company’s common stock (164,745 shares of the Company’s common stock based upon the April 25, 2014 closing price per share of the Company’s common stock of $6.07 per share),

•	$750,000 payable on or before April 25, 2015,

•	$750,000 payable on or before April 25, 2016, and

•	$1 million payable on or before April 25, 2017.

The Company’s payment obligations described above are non-interest-bearing.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, said, “By concluding this agreement with TSRL, we have ended the royalty payments we have been making on the core GastroPlus™ software program since 1998. Utilizing some of our cash to buy out this agreement allows us to amortize the consideration over its estimated economic life of 10 years at the fixed rate of $600,000 per year. Royalties paid in fiscal year 2013 amounted to approximately $626,000. As we anticipate continued growth in the GastroPlus product line for the foreseeable future, the savings to expenses is expected to increase. After the amortization period is completed, the savings to expenses will be the entire amount that might have been paid under the perpetual agreement. Therefore, using cash up-front is expected to reduce expenses going forward, beginning with the current quarter.”

Mr. John R. Kneisel, chief financial officer of Simulations Plus, added: “This agreement allows the company to move forward with growth and expansion of our product lines without the hindrance of increased royalty expenses based on growing volume of sales.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation and modeling software which is licensed to and used in the conduct of drug research by major pharmaceutical, biotechnology, agrochemical, and food industry companies worldwide. The Company is headquartered in Southern California and trades on the NASDAQ Capital Market under the symbol “SLP.” For more information, visit our web site at www.simulations-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. Words like “believe,” “expect” and “anticipate” mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place, so our actual future results could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, our ability to identify and close acquisitions on terms favorable to the Company, and a sustainable market. Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

Contacts

Simulations Plus Investor Relations
Ms. Renée Bouché, 661-723-7723
renee@simulations-plus.com
or
Hayden IR
Mr. Cameron Donahue, 651-653-1854
cameron@haydenir.com

Source: Simulations Plus, Inc.

View this news release online at:
http://www.businesswire.com/news/home/20140519005455/en

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